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AMENDED AND RESTATED
BY-LAWS OF
GENUINE PARTS COMPANY
_________________________________________________________________

AMENDED AND RESTATED
BY-LAWS OF
GENUINE PARTS COMPANY
TABLE OF CONTENTS

ARTICLE ONE – OFFICES
1.1	Registered Office and Registered Agent
1.2	Other Offices

ARTICLE TWO – SHAREHOLDERS’ MEETINGS
2.1	Place of Meetings
2.2	Annual Meeting
2.3	Special Meetings
2.4	Voting of Shares
2.5	Notice of Meetings
2.6	Quorum
2.7	Proxies
2.8	Adjournments
2.9	Conduct of Meetings
2.10	Proxy Access for Director Nominations

ARTICLE THREE – BOARD OF DIRECTORS
3.1	Powers
3.2	Retirement of Directors
3.3	Compensation
3.4	Certain Nomination Requirements
3.5	Other

ARTICLE FOUR – MEETINGS OF THE BOARD OF DIRECTORS
4.1	Regular Meetings
4.2	Special Meetings
4.3	Quorum
4.4	Vote Required for Action
4.5	Action by Directors Without a Meeting

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ARTICLE FIVE – COMMITTEES
5.1	Appointment of Executive Committee
5.2	Procedures of Executive Committee
5.3	Other Committees
5.4	Action by Committee
5.5	Alternate Members
5.6	Removal and Vacancies

ARTICLE SIX – NOTICES
6.1	Procedure
6.2	Waiver

ARTICLE SEVEN – OFFICERS
7.1	Number
7.2	Election and Term
7.3	Compensation
7.4	Removal
7.5	Vacancies
7.6	Disability of Officers
7.7	Chairman of the Board of Directors
7.8	Vice Chairman of the Board of Directors
7.9	Chief Executive Officer
7.10	President
7.11	Group Presidents, Executive Vice Presidents, Senior Vice Presidents, Group Vice Presidents, Vice Presidents
7.12	Secretary
7.13	Assistant Secretaries
7.14	Treasurer
7.15	Assistant Treasurers

ARTICLE EIGHT – SHARES
8.1	Shares
8.2	Transfer of Shares
8.3	Equitable Share Interests
8.4	Lost, Stolen or Destroyed Certificates
8.5	Regulations
8.6	Fixing of Record Date with Regard to Shareholder Action

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ARTICLE NINE – DISTRIBUTIONS AND SHARE DIVIDENDS
9.1	Authorization or Declaration
9.2	Record Date with Regard to Distributions and Share Dividends
9.3	Depositories
9.4	Fiscal Year

ARTICLE TEN – INDEMNIFICATION
10.1	Definitions
10.2	Basic Indemnification Arrangement
10.3	Advances for Expenses
10.4	Authorization of and Determination of Entitlement to Indemnification
10.5	Court-Ordered Indemnification and Advances for Expenses
10.6	Indemnification of Employees and Agents
10.7	Shareholder Approved Indemnification
10.8	Liability Insurance
10.9	Witness Fees
10.10	Report to Shareholders
10.11	Severability

ARTICLE ELEVEN – MISCELLANEOUS
11.1	Inspection of Books and Records
11.2	Description of Seal
11.3	Annual Statements

ARTICLE TWELVE – AMENDMENTS
12.1	Power to Amend By-Laws

ARTICLE THIRTEEN – RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS
13.1	Governing Authority
13.2	Irrevocability

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As Amended and Restated
November 19, 2018

BY-LAWS OF
GENUINE PARTS COMPANY
ARTICLE ONE – OFFICES
1.1     Registered Office and Registered Agent. The Corporation shall maintain a registered office at 2999 Wildwood Parkway, Atlanta, Georgia and shall have a registered agent whose business office is identical with such registered office.
1.2     Other Offices. The Corporation may, in addition to its registered office, have offices at such other places as the Board of Directors may from time to time appoint, or as the business of the Corporation may require.
ARTICLE TWO – SHAREHOLDERS’ MEETINGS
2.1     Place of Meetings. The place of all meetings of the shareholders shall be in the Executive Offices of the Corporation at 2999 Wildwood Parkway, Atlanta, Georgia or such other place within or without the State of Georgia as shall be determined from time to time by the Board of Directors, and the place at which such meeting shall be held shall be stated in the notice and call of the meeting.
2.2     Annual Meeting. The annual meeting of shareholders of the Corporation shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meetings, at which the shareholders shall elect directors pursuant to the requirements of the Corporation’s Articles of Incorporation, and transact such other business as may properly be brought before the meetings.
2.3     Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the Chairman of the Board of Directors, or in his absence by any Vice Chairman of the Board of Directors, the CEO or the President, or by a majority of the Board of Directors, and shall be called at any time by the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the President or the Secretary upon the written request of shareholders owning forty per cent (40%) of the outstanding shares of the Corporation entitled to vote at an election of directors. A request by shareholders for the calling of a special meeting, as provided herein, shall be made in writing to the Secretary, signed by such shareholders and shall specify the purpose or purposes of the meeting.
2.4     Voting of Shares. The voting at all meetings of shareholders may be oral, but any qualified voter may demand a share vote whereupon such share vote may be taken by ballot, each of which shall state the name of the shareholder voting and the number of shares voted by him, and if such ballot be cast by proxy, it shall also state the name of such proxy. At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person, or by proxy appointed by instrument in writing subscribed by such shareholder. Each shareholder shall have one vote for each share having voting power registered in his name on the books of the Corporation on the record date for determination of its shareholders entitled to vote if such a record date has been fixed, or on the date the transfer books were closed if they have been closed.

2.5     Notice of Meetings. Unless waived as contemplated in Section 6.2. notice of the date, time and place of all meetings of shareholders shall be given not less than ten (10) days, and not more than sixty (60) days prior to the meeting, to each shareholder of record of the Corporation entitled to vote at such meeting. The Board of Directors may fix in advance a date, not exceeding seventy (70) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting. In the case of an annual or substitute annual meeting, the notice of the meeting need not state the purpose or purposes of the meeting unless the purpose or purposes constitute a matter which is required by law to be stated in the notice of the meeting. In the case of a special meeting, the notice of meeting shall state the purpose or purposes for which the meeting is called.
2.6     Quorum. A quorum at any annual or special meeting of shareholders shall consist of shareholders representing, either in person or by proxy, a majority of the outstanding shares of the Corporation entitled to vote at such meeting, except as otherwise specifically provided by law. If a quorum is present, a majority of the shares outstanding and entitled to vote which are represented at any meeting shall determine any matter coming before the meeting unless a different vote is required by statute, by the Articles of Incorporation or by these By-Laws. Shareholders at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
2.7     Proxies. A shareholder entitled to vote pursuant to Section 2.4 may vote in person or by proxy executed in writing by the shareholder or by his attorney in fact. A proxy shall not be valid after eleven (11) months from the date of its execution, unless a longer period is expressly stated therein. If the validity of any proxy is questioned it must be submitted to the secretary of the shareholders’ meeting for examination or to a proxy officer or committee appointed by the person presiding at the meeting. The secretary of the meeting or, if appointed, the proxy officer or committee, shall determine the validity or invalidity of any proxy submitted and reference by the secretary in the minutes of the meeting to the irregularity of a proxy shall be received as prima facie evidence of the facts stated for the purpose of establishing the presence of a quorum at such meeting and for all other purposes.
2.8     Adjournments. A majority of the voting shares present at any properly called shareholders’ meeting, whether or not a quorum is present, may adjourn the meeting to reconvene at a specific time and place, but no later than 120 days after the date fixed for the original meeting unless the requirements of the Georgia Business Corporation Code concerning the selection of a new record date and notice to shareholders have been met. It shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the time and place of the reconvened meeting are announced at the meeting which was adjourned. At any such reconvened meeting at which a quorum is represented or present, any business may be transacted which could have been transacted at the meeting which was adjourned.
2.9     Conduct of Meetings. All meetings of shareholders shall be governed by such rules and decisions as the chairman of the meeting, or a parliamentarian appointed by him, may deem appropriate.
2.10    Proxy Access for Director Nominations.

(a)    Subject to the terms and conditions of these By-Laws, in connection with an annual meeting of shareholders at which directors are to be elected, the Corporation will include in its proxy statement, on its form of proxy and on any ballot distributed at such annual meeting, in addition to any person nominated for election by the Board of Directors, the name of a nominee for election to the Board of Directors submitted for inclusion in the Corporation’s proxy materials pursuant to Section 3.4(a)(2) (a “Shareholder Nominee”) by an Eligible Shareholder (as defined below), and will include in its proxy statement the “Required Information” (as defined below), if:

(1)     the Shareholder Nominee satisfies the eligibility requirements in this Section 2.10;

(2)     the Shareholder Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Section 2.10 and is delivered by a shareholder that qualifies as an Eligible Shareholder;

(3)     the Eligible Shareholder expressly elects at the time of the delivery of the Shareholder Notice to have the Shareholder Nominee included in the Corporation’s proxy materials pursuant to this Section 2.10; and

(4)     the additional requirements of these By-Laws are met.

(b)     To qualify as an “Eligible Shareholder,” a shareholder, or a group of shareholders as described in this Section 2.10, must:

(1)     Own and have Owned (as defined below), continuously for at least three (3) years as of the date of the Shareholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of common stock) that represents at least three percent (3%) of the outstanding shares of common stock of the Corporation that are entitled to vote in the election of directors as of the date of the Shareholder Notice (the “Required Shares”); and

(2)     thereafter continue to Own the Required Shares through such annual meeting of shareholders.

For purposes of satisfying the ownership requirements of this Section 2.10(b), a group of no more than twenty (20) shareholders and/or beneficial owners may aggregate the number of shares of common stock that each group member has Owned continuously for at least three (3) years as of the date of the Shareholder Notice; provided, however, that (A) a group of any two (2) or more funds that are under common management and investment control, (B) a group of any two (2) or more funds that are under common management and funded primarily by a single employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one (1) shareholder or beneficial owner for this purpose. No shares may be attributed to more than one (1) Eligible Shareholder, and no shareholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as more than one (1) Eligible Shareholder under this Section 2.10. Whenever an Eligible Shareholder consists of a group of shareholders and/or beneficial owners, any and all requirements and obligations for an Eligible Shareholder set forth in this Section 2.10 must be satisfied by and as to each such shareholder or beneficial owner, except that shares may be aggregated as specified in this Section 2.10(b) and except as otherwise provided in this Section 2.10. For purposes of this Section 2.10, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)     For purposes of this Section 2.10:

(1)     a shareholder or beneficial owner shall be deemed to “Own” only those outstanding shares of common stock of the Corporation as to which such person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (i) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (ii) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (iii) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings;

(2)     a person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person; and

(3)     a shareholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that (A) the person both has the power to recall such loaned shares on five (5) business days’ notice and recalls the loaned shares within five (5) business days of being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting, and (B) the person holds the recalled shares through the annual meeting.

(d)     For purposes of this Section 2.10, the “Required Information” that the Corporation will include in its proxy statement is:

(1)     the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(2)     if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed five hundred (500) words, in support of the Eligible Shareholder’s Shareholder Nominee(s), which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.10 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.

(e)     The Shareholder Notice shall set forth all information, representations and agreements required under Article 3, Section 3.4 below (and for such purposes, references in Article 3, Section 3.4 to the “beneficial owner” on whose behalf the request for inclusion of a nominee in the Corporation’s proxy materials pursuant to this Section 2.10 is made shall be deemed to refer to “Eligible Shareholder”), and in addition such Shareholder Notice shall include:

(1)     a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;

(2)     a statement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of common stock the Eligible Shareholder Owns and has Owned (as defined in Section 2.10(c) of these By-Laws) continuously for at least three (3) years as of the date of the Shareholder Notice, (B) agreeing to continue to Own such shares through the annual meeting, and (C) regarding whether it intends to maintain Ownership of the Required Shares for at least one (1) year following the annual meeting;

(3)     the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(A)     it will provide (i) the information required under Section 3.4(a)(B)(2) through Section 3.4(a)(B)(6) as of the record date (and for such purposes, references in Section 3.4 to the “beneficial owner” on whose behalf the request for inclusion of a nominee in the Corporation’s proxy materials pursuant to this Section 2.10 is made shall be deemed to refer to “Eligible Shareholder”), (ii) notification in writing verifying the Eligible Shareholder’s continuous Ownership of the Required Shares, as of the record date, and (iii) immediate notice to the Corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the annual meeting of shareholders,

(B)     it (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (ii) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) the Eligible Shareholder is requesting be included in the Corporation’s proxy materials pursuant to this Section 2.10, (iii) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the Board of Directors, and (iv) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation, and

(C)     it will (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the process of the Eligible Shareholder requesting the inclusion of a Shareholder Nominee in the Corporation’s proxy materials pursuant to this Section 2.10, or any solicitation with respect to such Shareholder Nominee, (iii) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (iv) file all materials described below in Section 2.10(g)(3) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (v) at the request of the Corporation, promptly, but in any event within five (5) business days after such request, provide to the Corporation prior to the day of the annual meeting such additional information as reasonably requested by the Corporation; and

(4)     in the case of a request to include the Shareholder Nominee(s) in the Corporation’s proxy materials pursuant to this Section 2.10 by a group, the designation by all group members of one (1) group member that is authorized to act on behalf of all members of the group with respect to the request and matters related thereto, including withdrawal of the request.

(f)     To be timely under this Section 2.10, the Shareholder Notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 3.4(a)) on the one hundred twentieth (120th) day and not earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or after the anniversary date of such previous year’s annual meeting, or if no annual meeting was held in the preceding year, the Shareholder Notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting or, if the first public announcement of the date is less than one hundred thirty (130) days prior to the date of such annual meeting, by the tenth (10th) day following the day on which public announcement (as defined in Section 3.4) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of any Shareholder Notice as described in this Section 2.10.

(g)     An Eligible Shareholder must:

(1)     within five (5) business days after the date of the Shareholder Notice, provide to the Corporation one (1) or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three (3)-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously in compliance with this Section 2.10;

(2)     include in the Schedule 14N filed with the SEC a statement by the Eligible Shareholder (and in the case of a group, by each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) certifying (A) the number of shares of common stock that it Owns and has Owned continuously for at least three (3) years as of the date of the Shareholder Notice, and (B) that it Owns and has Owned such shares within the meaning of Section 2.10(c);

(3)     file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Corporation’s annual meeting of shareholders, one (1) or more of the Corporation’s directors or director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(4)     in the case of any group, within five (5) business days after the date of the Shareholder Notice, provide to the Corporation documentation reasonably satisfactory to the Corporation demonstrating that the number of shareholders and/or beneficial owners within such group does not exceed twenty (20), including whether a group of funds qualifies as one (1) shareholder or beneficial owner within the meaning of Section 2.10(b).

The information provided pursuant to this Section 2.10(g) shall be deemed part of the Shareholder Notice for purposes of this Section 2.10.

(h)     Within the time period for delivery of the Shareholder Notice, a written representation and agreement of each Shareholder Nominee shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (which shall be deemed to be part of the Shareholder Notice for purposes of this Section 2.10), which shall be signed by each Shareholder Nominee and shall represent and agree that such Shareholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serving as a director if elected. At the request of the Corporation, the Shareholder Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation including, but not limited to, the questionnaire, representation and agreement described in Section 3.4(c) of these By-Laws. At the request of the Corporation, the Shareholder Nominee must promptly, but in any event within five (5) business days after such request, provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee satisfies the requirements of this Section 2.10.

(i)     In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials as provided in this Section 2.10.

(j)     Notwithstanding anything to the contrary contained in this Section 2.10, the Corporation may omit from its proxy materials any Shareholder Nominee, and such request for inclusion of a Shareholder Nominee in the Corporation’s proxy materials pursuant to this Section 2.10 shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(1)     the Eligible Shareholder or Shareholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Section 2.10), any of the information in the Shareholder

Notice (or otherwise submitted pursuant to this Section 2.10) was not, when provided, true, correct and complete, or the requirements of this Section 2.10 have otherwise not been met;

(2)     the Shareholder Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (B) is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (C) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten (10) years, or (D) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(3)     the Corporation has received a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director in Section 3.4(a)(3) of these By-Laws;

(4)     the election of the Shareholder Nominee to the Board of Directors would cause the Corporation to violate the Articles of Incorporation of the Corporation, these By-Laws, any applicable law, rule, regulation or listing standard; or

(5)     the Eligible Shareholder or applicable Shareholder Nominee fails to comply with its obligations pursuant to these By-Laws, including, but not limited to, its obligations under this Section 2.10.

(k)     The maximum number of Shareholder Nominees submitted by all Eligible Shareholders that may be included in the Corporation’s proxy materials with respect to an annual meeting of shareholders pursuant to this Section 2.10, shall not exceed the greater of: (1) two (2) or (2) twenty percent (20%) of the total number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 2.10 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%) (such resulting number, the “Permitted Number”); provided that the Permitted Number shall be reduced by (A) any Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 2.10 but who the Board of Directors decides to nominate as a Board of Directors nominee, (B) any directors in office or director nominees that in either case will be included in the Corporation’s proxy materials with respect to such an annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by such shareholder or group of shareholders, from the Corporation), and (C) any nominees who were previously elected to the Board of Directors as Shareholder Nominees at any of the preceding two (2) annual meetings and who are nominated for election at such annual meeting by the Board of Directors as a Board of Directors nominee. In the event that one (1) or more vacancies for any reason occurs after the date of the Shareholder Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.10 exceeds the Permitted Number, the Corporation shall determine which Shareholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Shareholder will select one (1) Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as Owned in its respective Shareholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one (1) Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 2.10 thereafter is nominated by the Board of Directors, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 2.10), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(l)     Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these By-Laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Shareholder Notice), or (B) does not receive at least twenty-five percent (25%) of the votes cast “for” the Shareholder Nominees’ election, will be ineligible to be a Shareholder Nominee pursuant to this Section 2.10 for the next two (2) annual meetings.

(m)     The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.10 and to make any and all determinations necessary or advisable to apply this Section 2.10 to any persons, facts or circumstances, in each case acting in good faith. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting of shareholders of the Corporation to present its Shareholder Nominee or Shareholder Nominees, no vote shall occur on the Shareholder Nominee or Shareholder Nominees, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Corporation. This Section 2.10 shall be the exclusive method for shareholders to include nominees for director election in the Corporation’s proxy materials.

ARTICLE THREE – BOARD OF DIRECTORS
3.1     Powers. The management of all the affairs, property, and business of the Corporation shall be vested in the Board of Directors or in an Executive Committee as may be established pursuant to these By-Laws. In addition to the powers and authority expressly conferred upon it by these By-Laws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Articles of Incorporation or by these By-Laws directed or required to be exercised or done by the shareholders.
3.2     Retirement of Directors.
(a)     Any director who shall have attained the age of seventy-two (72) years on or before the first day of January preceding the next annual meeting shall serve only to the date of such annual meeting and shall not be eligible to serve as a director thereafter, notwithstanding the fact that such director may have been elected for a term which would extend beyond the dates set forth above.
(b)     Any Director, other than a Director who has served as Chief Executive Officer of the Corporation, who is also (i) an officer of the Corporation, or (ii) an officer of any wholly-owned or majority-owned subsidiary or former subsidiary of the Corporation, shall cease to be a Director of this Corporation upon such Director’s retirement, resignation, removal or termination, for any reason, as an officer.
(c)     Any person who has been a director but who becomes ineligible for reelection under (a) hereof, may, upon the nomination of the Chief Executive Officer, be designated a “Director Emeritus” by the affirmative vote of a majority of the Board of Directors. Such a designation shall be based on past meritorious service to the Corporation and shall continue for life but shall carry no duties or responsibilities by such person nor shall such person be considered a member of the Board of Directors for any purpose. Directors Emeriti may be paid such compensation and/or meeting fees as may be deemed appropriate by the Chief Executive Officer in view of their past services to the Corporation.
3.3     Compensation. The Compensation Committee of the Board of Directors may determine from time to time the compensation, if any, directors may receive for their services as directors. A director may also serve the Corporation in a capacity other than that of director and receive compensation, as determined by the Board of Directors, for services rendered in any other capacity.
3.4     Certain Nomination Requirements.
(a)     No person may be nominated for election as a director at any annual or special meeting of shareholders unless (1) the nomination has been or is being made pursuant to a recommendation or approval of the Board of Directors or a properly constituted committee of the Board of Directors previously delegated authority to recommend or approve nominees for director; or (2) the nomination has been made by a shareholder or group of shareholders of the Corporation who complies with the notice and other requirements set forth in Article 2, Section 2.10 of these By-laws; or (3) the person is nominated by a shareholder of the Corporation who is entitled to vote for the election of the nominee at the subject meeting, and the nominating shareholder has furnished timely written notice to the Secretary of the Corporation, which written notice must comply with the requirements of this Article 3.4 (including timely delivery of the completed and signed questionnaire, representation and agreement required by Article 3.4(c) of these By-Laws), and timely updates and supplements thereof, in writing to the Secretary. For notice of any nomination to be timely (other than with respect to nominations pursuant to Article

2, Section 2.10 of these By-laws), a shareholder’s notice must be received by the Secretary at the principal offices of the Corporation not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been established to be more than 30 calendar days earlier than or 70 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be so received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder and “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not such day is a business day.
To be in proper written form, the notice of the shareholder intending to make the nomination shall set forth: (A) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the nominee and summary background information; (iii) the number and class of all shares of capital stock of the Corporation that are owned of record and beneficially by such person; (iv) as an appendix, a completed and signed questionnaire, representation and agreement required by Article 3.4(c); (v) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (vi) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (B) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner; (ii) the number and class of all shares of capital stock of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner, with respect to securities of the Corporation; (v) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination; (vi) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee or (y) otherwise to solicit proxies from shareholders in support of such nomination, and (vii) any other information relating to such shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding the foregoing, the information required by clauses B (ii), (iii) and (iv) of this paragraph shall be updated by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b)     Compliance with Procedures. If the chair of any meeting of shareholders at which one or more directors are to be elected determines that a shareholder nomination of any candidate for election as a director was not made in accordance with the applicable provisions of these By-Laws, the chair may elect to declare that such nomination shall be disregarded and such nominee(s) shall not be voted on at the meeting.
(c)     Submission of Questionnaire. To be eligible to be a nominee for election as a director of the Corporation, a person must deliver in accordance with the time periods prescribed for delivery of notice under Article 3.4(a) of these By-Laws to the Secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee satisfies the Applicable Qualification Criteria (as defined below) and (1) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
(d)     For purposes of this Section 3.4, the term “Applicable Qualification Criteria” shall mean that the proposed nominee has relevant business experience (taking into account the business experience of the other directors) as determined by the Board or a committee thereof, in its sole discretion, and satisfies such other criteria for service on the Board of Directors as may be established from time to time by the Board.
(e)     Notwithstanding the provisions of these By-Laws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these By-Laws with respect to nominations to be considered pursuant to Article 3.4 of these By-Laws.
3.5     Other. Information concerning (i) Number of Directors, (ii) Classification, Terms and Election of Directors, (iii) Removal, (iv) Vacancies, and (v) Election of Directors by Holders of Preferred Stock, is set forth in Article Nine of this Corporation’s Articles of Incorporation, specifically paragraphs 9.1, 9.2, 9.3, 9.4 and 9.5 thereof.
ARTICLE FOUR – MEETINGS OF THE BOARD OF DIRECTORS
4.1     Regular Meetings. Regular meetings of the Board of Directors may be held without notice at the principal office of the Corporation or at such other place or places as the Board of Directors may from time to time designate.
4.2     Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the President or by any two directors to be held at the principal office of the Corporation, or at such other place or places as may be designated in the notice of such meeting. Unless waived as contemplated in Section 6.2, the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the President or Secretary of the Corporation or any director thereof shall give at least one day’s notice to each director of each special meeting stating the date, time, and place of the meeting.
4.3     Quorum. At meetings of the Board of Directors, more than one-half the number of directors fixed by the shareholders at that time shall be necessary to constitute a quorum for the transaction of business. A majority of the directors present at any meeting, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to reconvene at a specific time and place without further notice thereof. At any such reconvened meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting which was adjourned.
4.4     Vote Required for Action.

(a)     Except as otherwise provided in the Articles of Incorporation, these By-Laws, or by law, the act of a majority of the directors present at a meeting at which a quorum is present at the time shall be the act of the Board of Directors.
(b)     A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless:
                     (1)     He objects at the beginning of the meeting (or promptly upon his arrival) to holding it or transacting business at the meeting;

(2)     His dissent or abstention from the action taken is entered in the minutes of the meeting; or

(3)     He delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting.
The right of dissent or abstention is not available to a director who votes in favor of the action taken.
(c)     The vote of a majority of the full Board of Directors shall be required to adopt a resolution to form a Committee. The vote of two-thirds of the directors is required to adopt a resolution recommending dissolution of the Corporation to the shareholders.
4.5     Action by Directors Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a written consent thereto shall be signed by all of the directors or members of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors or committee.
ARTICLE FIVE – COMMITTEES
5.1     Appointment of Executive Committee. The Board of Directors may by resolution adopted by a majority of the full Board of Directors appoint an Executive Committee of not less than three (3) nor more than five (5) directors, which Executive Committee shall to the extent provided in such resolution have all of the powers and authority of the Board of Directors, except as otherwise provided by law. The Executive Committee shall have the power to amend or repeal any resolution of the Board of Directors unless such resolution is by its terms not subject to amendment or repeal by the Executive Committee. An act of the Executive Committee taken within the scope of its authority shall be an act of the Board of Directors.
5.2     Procedures of Executive Committee. The Executive Committee shall meet from time to time on the call of the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the President or any two or more members of the Executive Committee. Meetings of the Executive Committee may be held at such place or places as the Executive Committee shall determine or may be specified or fixed in the respective notices or waivers of such meetings. The Executive Committee may fix its own rules of procedure, including provision for a notice of its meetings. It shall keep a record of its proceedings and shall report these proceedings to the Board of Directors at the next meeting of the Board, and all such proceedings shall be subject to revision or alteration by the Board of Directors except to the extent that action shall have been taken pursuant to or in reliance upon such proceedings prior to any such revision or alteration.
5.3     Other Committees. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate one or more additional committees, each committee to consist of one or more directors of the Corporation, unless a greater number is required by any applicable law, rule, regulation or listing standard, and it shall have such name or names and shall have any and may exercise such powers of the Board of Directors in the management of the business and affairs of the Corporation, except as otherwise provided by law, as may be determined from time to time by resolution adopted by a majority of the full Board of Directors. Each of such committees shall call and hold meetings, adopt rules of procedure, maintain records, and report to the Board of Directors in the manner provided for the Executive Committee in Section 5.2 of these By-Laws.
5.4     Action by Committees. Articles 4.1, 4.2, 4.3, 4.4, and 4.5, which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors, apply to the Executive Committee or any other committee designated by the Board of Directors, and their members as well.
5.5     Alternate Members. The Board of Directors, by resolution adopted in accordance with Section 5.1. may designate one or more directors as alternate members of any such committee, who may act in the place of any absent member or members at any meeting of such committee.
5.6     Removal and Vacancies. The Board of Directors shall have power at any time to remove any member of any committee, with or without cause, and to fill vacancies in or dissolve any such committee, except as would violate any applicable law, rule, regulation or listing standard.
ARTICLE SIX — NOTICES
6.1     Procedure. Whenever these By-Laws require notice to be given to any shareholder or director, the notice shall be given in accordance with this Section 6.1. Notice under these By-Laws shall be in writing unless oral notice is reasonable under the circumstances. Any notice to directors may be written or oral. Notice may be communicated in person; by telephone, or other form of wire or wireless communication; or by mail, email, or private carrier. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television, Company website, or other form of public broadcast communication. Written notice to the shareholders is effective when mailed, if mailed with first-class postage prepaid and correctly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders. If the Corporation has more than 500 shareholders of record entitled to vote at a meeting, it may utilize a class of mail other than first class if the notice of the meeting is mailed, with adequate postage prepaid, not less than thirty (30) days before the date of the meeting. Except as provided above, written notice is effective at the earliest of the following:
             (a)     When received or when delivered, properly addressed, to the addressee’s last known principal place of business or residence;

(b)     Five days after its deposit in the mail, as evidenced by the postmark, if mailed with first-class postage prepaid and correctly addressed; or

(c)     On the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.
Oral notice is effective when communicated if communicated in a comprehensible manner.
In calculating time periods for notice, when a period of time measured in days, weeks, months, years, or other measurement of time is prescribed for the exercise of any privilege or the discharge of any duty, the first day shall not be counted but the last day shall be counted.
6.2     Waiver.
(a)     A shareholder may waive any notice before or after the date and time stated in the notice. The waiver must be in writing, specify the business transacted or the purpose of the meeting, be signed by the shareholder entitled to the notice, and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
(b)     A shareholder’s attendance at a meeting (1) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (2) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.
(c)     A director may waive any notice before or after the date and time specified in the notice. Except as provided below in (d), the waiver must be in writing, signed by the director entitled to the notice, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
(d)     A director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
ARTICLE SEVEN — OFFICERS
7.1     Number. The officers of the Corporation shall consist of a Chairman of the Board of Directors, a Chief Executive Officer, a Secretary, and a Treasurer, each of whom shall be appointed by the Board of Directors. The Board of Directors may at any time appoint one or more Vice Chairmen of the Board of Directors, Presidents, Group Presidents, Vice Presidents, Assistant Treasurers, Assistant Secretaries and such other officers as it may deem necessary.
7.2     Election and Term. All officers shall be elected by the Board of Directors, or by the Chairman of the Board pursuant to Section 7.7, and shall serve at the pleasure of the Board of Directors or the Chairman of the Board of Directors until their successors have been elected and have qualified or until their earlier death, resignation, removal, retirement or disqualification.
7.3     Compensation. The compensation of the following senior Officers of the Corporation shall be fixed by the Compensation, Nominating and Governance Committee of the Board of Directors:

Chairman of the Board
Vice Chairman of the Board
Chief Executive Officer
President
Any Group President
Any Executive Vice President
Any Group Vice President
Any Senior Vice President
7.4     Removal. Any officer, however elected or appointed, may be removed at any time with or without cause by the affirmative vote of a majority of the whole Board of Directors provided that any officer who is not a member of the Board of Directors may be removed at any time with or without cause by the Chairman of the Board of Directors or by any other officer whose duties include supervision of such discharged officer.
7.5     Vacancies. Vacancy in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting.
7.6     Disability of Officers. In the case of absence or inability to act of any officer of the Corporation or of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers and duties of such officer to any other officer, or any director or other person whom it may select.
7.7     Chairman of the Board of Directors. The Chairman of the Board of Directors shall make reports to the Board of Directors and to the shareholders and shall perform all such other duties as are incidental to his office or as are properly required of him by the Board of Directors. He shall preside at all meetings of the shareholders and of the Board of Directors at which he may be present.
7.8     Vice Chairman of the Board of Directors. Any Vice Chairman of the Board of Directors, if one is appointed, shall have such other powers and duties as may from time to time be designated by the Board of Directors or by the Chief Executive Officer.
7.9     Chief Executive Officer. The Chief Executive Officer, subject to the overall direction and supervision of the Board of Directors and committees thereof, shall be in general charge of the affairs of the Corporation, and shall consult and advise with the Board of Directors and committees thereof on the business and the affairs of the Corporation. The Chief Executive Officer, in the absence of a Chairman, shall preside at all meetings of the shareholders and of the Board of Directors. The Chief Executive Officer shall have the power to make and execute contracts and other instruments, including powers of attorney, on behalf of the Corporation and to delegate such power to others.
7.10    President. The President, if one is appointed, shall have responsibility for supervising and directing the operations of the Corporation’s businesses subject to the direction of the Board of Directors. He shall preside at all meetings of the shareholders or the Board of Directors in the absence of the Chairman of the Board of Directors and the Chief Executive Officer. If a President is not appointed, or during the absence or disability of the President, or during a vacancy in the office of President, the Chief Executive Officer shall perform the duties of the President.

7.11     Group Presidents, Executive Vice Presidents, Senior Vice Presidents, Group Vice Presidents, Vice Presidents. These officers, if appointed, shall perform such duties not inconsistent with these By-Laws as may be specifically designated by the Board of Directors or by the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the CEO or the President.
7.12     Secretary. The Secretary shall have authority to issue notices for all meetings (except that notices for special meetings of directors called at the request of two directors as provided in Section 4.2 of these By-Laws may be issued by such directors), shall keep minutes of all meetings, shall have charge of the seal and of the corporate books, and shall make such reports and perform such other duties as are incident to the office or are properly required of him by the Board of Directors, the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the CEO or the President.
7.13     Assistant Secretaries. The Assistant Secretaries, if appointed, may in the absence or disability of the Secretary perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Board of Directors or the person appointing them may prescribe.
7.14     Treasurer. The Treasurer shall be responsible for the custody of all monies and securities of the Corporation and shall be responsible for the maintenance of regular books of account. He shall have general supervision of the disbursement of funds of the Corporation and shall render to the Board of Directors from time to time, as may be required of him, an account of all transactions for which he is responsible and of the financial condition of the Corporation. He shall perform all duties incident to his office or which are properly required of him by the Board of Directors, the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the CEO or the President.
7.15     Assistant Treasurers. The Assistant Treasurers may, if appointed, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the Board of Directors or the person appointing them shall prescribe.
ARTICLE EIGHT – SHARES
8.1     Shares.
(a)    The interest of each shareholder shall be evidenced by a certificate or certificates representing shares of the Corporation which shall be in such form as the Board of Directors may from time to time adopt, or the Board of Directors may authorize the issuance of uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. Any such authorization shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation. Except as expressly provided by law, there shall be no difference in the rights and obligations of shareholders based on whether or not their shares are represented by certificates.
(b)    To the extent that shares are represented by certificates, each certificate shall exhibit the holder’s name, the number of shares and class of shares and series, if any, represented thereby, the name of the Corporation, a statement that the Corporation is organized under the laws of the State of Georgia, and the par value of each share or a statement that the shares are without par value. Each certificate shall be signed by the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the CEO or the President or the Secretary; provided, however, that where such certificate is signed by a transfer agent, or registered by a registrar, the signature of any such officer may be facsimile. In case any officer who has signed or whose facsimile signature has been used on a certificate has ceased to be an officer before the certificate has been delivered, such certificate may, nonetheless, be adopted and issued and delivered by the Corporation as though the officer who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer of the Corporation.
(c)    In the case of uncertificated shares, within a reasonable time after the issuance or transfer thereof, the Corporation shall send the shareholder a written information statement containing: (1) the name of the Corporation and a statement that the Corporation is organized under the laws of the State of Georgia; (2) the name of the person to whom the uncertificated shares have been issued or transferred; (3) the number and class of shares, and the designation of the series, if any, to which the information statement relates; and (4) if applicable, a statement as to the existence of any restrictions on transfer or registration of transfer of the shares.
8.2     Transfer of Shares. The transfer of shares shall be made on the books of the Corporation only by the person named in the certificate (or in the case of uncertificated shares, the person named in the stock records of the Corporation), or by an attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued or, in the case of a certificate alleged to have been lost, stolen, or destroyed, upon compliance with the provisions of Section 8.4 of these By-Laws.
8.3     Equitable Share Interest. Registered shareholders only shall be entitled to be treated by the Corporation as the holders in fact of the shares standing in their respective names, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Georgia.
8.4     Lost, Stolen or Destroyed Certificates. In the case of loss, theft or destruction of any share certificate, another certificate or uncertificated shares may be issued in its place upon proof of such loss, theft or destruction, and if the Corporation shall require, upon the giving of a satisfactory bond of indemnity to the Corporation and/or to the transfer agent and registrar of such share certificate.
8.5     Regulations. The Board of Directors shall have power and authority to make all rules and regulations as it may deem expedient, concerning the issue, transfer, conversion, and registration of share certificates of the Corporation, not inconsistent with the laws of the State of Georgia, the Articles of Incorporation, and these By-Laws; and the Board of Directors may appoint one or more transfer agents and one or more registrars.
8.6     Fixing of Record Date with Regard to Shareholder Action. For the purpose of determining shareholders entitled to notice of a shareholders meeting, to demand a special meeting, to vote, or to take any other action, the Board of Directors may fix a future date as the record date, the date to be not more than seventy (70) days prior to the date on which the particular action, requiring a determination of shareholders, is to be taken. A determination of shareholders entitled to notice of or to vote at a shareholders meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If no record date is fixed by the Board of Directors, the record date shall be determined in accordance with the provisions of the Georgia Business Corporation Code.
ARTICLE NINE — DISTRIBUTIONS AND SHARE DIVIDENDS
9.1     Authorization or Declaration. Unless the Articles of Incorporation provide otherwise, the Board of Directors from time to time in its discretion may authorize or declare distributions or share dividends in accordance with the Georgia Business Corporation Code.
9.2     Record Date with Regard to Distributions and Share Dividends. For the purpose of determining shareholders entitled to a distribution (other than one involving a purchase, redemption, or other reacquisition of the Corporation’s shares) or a share dividend, the Board of Directors may fix a date as the record date. If no record date is fixed by the Board of Directors, the record date shall be determined in accordance with the provisions of the Georgia Business Corporation Code.
9.3    Depositories. The monies of the Corporation shall be deposited in the name of the Corporation, or in its duly adopted tradename, in such bank or banks or trust company or trust companies as the Board of Directors shall designate, and shall be drawn out only by check signed by persons designated by resolution of the Board of Directors.
9.4     Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January each year, unless otherwise provided by the Board of Directors.
ARTICLE TEN – INDEMNIFICATION
10.1     Definitions. As used in this Article, the term:
                 (a)     “Corporation” includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(b)     “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

             (c)     “Expenses” includes attorneys’ fees.

(d)     “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(e)     “Officer” means an individual who is or was an officer of the Corporation or an individual who, while an officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An “Officer” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Officer” includes, unless the context requires otherwise, the estate or personal representative of an officer.

(f)     “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
(g)     “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.
10.2     Basic Indemnification Arrangement.
(a)     Except as provided in subsections 10.2(d) and 10.2(e) below, the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
(b)     A person’s conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 9.2(a).
(c)     The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, be determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 10.2(a).
(d)     The Corporation shall not indemnify a person under this Article in connection with (i) a proceeding by or in the right of the Corporation in which such person was adjudged liable to the Corporation, or (ii) any proceeding in which such person was adjudged liable on the basis that he improperly received a personal benefit unless, and then only to the extent that, a court of competent jurisdiction determines pursuant to Section 14-2-854 of the Georgia Business Corporation Code that in view of the circumstances of the case, such person is fairly and reasonable entitled to indemnification.
(e)     Indemnification permitted under this Article in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding.
10.3     Advances for Expenses.
(a)     The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer as a party to a proceeding in advance of final disposition of the proceeding if: (1) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection 10.2(a) above; and (2) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 10.3(b) executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.
(b)     The undertaking required by subsection 10.3(a)(2) above must be an unlimited general obligation of the director or officer but need not be secured and shall be accepted without reference to financial ability to make repayment.
10.4     Authorization of and Determination of Entitlement to Indemnification.
(a)     The Corporation acknowledges that indemnification of a director or officer under Section 10.2 has been pre-authorized by the Corporation in the manner described in subsection 10.4(b) below. Nevertheless, the Corporation shall not indemnify a director or officer under Section 10.2 unless a separate determination has been made in the specific case that indemnification of such person is permissible in the circumstances because he has met the standard of conduct set forth in subsection 10.2(a); provided, however, that regardless of the result or absence of any such determination, and unless limited by the Articles of Incorporation of the Corporation, to the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director or officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.
(b)     The determination referred to in subsection 10.4(a) above shall be made, at the election of the Board of Directors:
                 (1)     by the Board of Directors of the Corporation by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2)     If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

         (3)     by special legal counsel:

(A)         selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2); or

B)         if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or

(C)    by the shareholders; provided that shares owned by or voted under the control of directors or officers who are at the time parties to the proceeding may not be voted on the determination.
(c)     As acknowledged above, the Corporation has pre-authorized the indemnification of directors and officers hereunder, subject to a case-by-case determination that the proposed indemnitee met the applicable standard of conduct under subsection 10.2(a). Consequently, no further decision need or shall be made on a case-by-case basis as to the authorization of the

Corporation’s indemnification of directors or officers hereunder. Nevertheless, evaluation as to reasonableness of expenses of a director or officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 10.4(b) above, except that if the determination is made by special legal counsel, evaluation as to reasonableness of expenses shall be made by those entitled under subsection 10.4(b)(iii) to select counsel.
10.5     Court-Ordered Indemnification and Advances for Expenses. Unless the Corporation’s Articles of Incorporation provide otherwise, a director or officer who, is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification or advances for expenses if it determines that:
                 (a)     The applicant is entitled to mandatory indemnification under the final clause of subsection 10.4(a) above (in which case the Corporation shall pay the indemnitee’s reasonable expenses incurred to obtain court-ordered indemnification);

(b)     The applicant is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection 10.2(a) above or was adjudged liable as described in subsection 10.2(d) above (but if he was adjudged so liable, any court-ordered indemnification shall be limited to reasonable expenses incurred by the indemnitee unless the Articles of Incorporation of the Corporation or a By-Law, contract or resolution approved or ratified by shareholders pursuant to Section 10.7 provides otherwise); or

(c)     In the case of advances for expenses, the applicant is entitled pursuant to the Articles of Incorporation, By-Laws or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.
10.6     Indemnification of Employees and Agents. Unless the Corporation’s Articles of Incorporation provide otherwise, the Corporation may indemnify and advance expenses under this Article to an employee or agent of the Corporation who is not a director or officer to the same extent as to a director or officer.
10.7     Shareholder Approved Indemnification.
(a)     If authorized by the Articles of Incorporation or a By-Law, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article; provided, however, that such provisions shall be valid only if and to the extent they are consistent with this Article. The Corporation shall not indemnify a person under this Section 10.7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

                 (1)     for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(2)     for acts or omissions which involve intentional misconduct or a knowing violation of law;

(3)     for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(4)     from any transaction from which he received an improper personal benefit.
(b)     Where approved or authorized in the manner described in subsection 10.7(a) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:
             (1)     the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 10.7(a)(1) — (4) above; and

(2)    the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.
10.8     Liability Insurance. The Corporation may purchase and maintain insurance on behalf of a director or officer or an individual who is or was an employee or agent of the Corporation or who, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director officer, employee, or agent, whether or not the Corporation would have power to indemnify against the same liability under Section 10.2 or Section 10.3 above.
10.9     Witness Fees. Nothing in this Article shall limit the Corporation’s power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.
10.10     Report to Shareholders. If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders’ meeting.
10.11     Severability. In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

ARTICLE ELEVEN — MISCELLANEOUS

11.1     Inspection of Books and Records. The Board of Directors shall determine whether and to what extent the accounts and books of the Corporation, or any of them, other than the share records, shall be open to the inspection of shareholders, and no shareholder shall have any right to inspect any account or books or document of the Corporation except as conferred by law or by resolution of the shareholders or the Board of Directors. Without prior approval of the Board of Directors in their discretion, the right of inspection set forth in Section 14-2-1602(c) of the Georgia Business Corporation Code shall not be available to any shareholder owning two (2) percent or less of the shares outstanding.
11.2     Description of Seal. The corporate seal of the Corporation shall consist of two concentric circles, between which shall be inscribed the words “Genuine Parts Company, Atlanta, Ga.”, and in the center shall be inscribed the year of its incorporation and the word “Seal”.
11.3     Annual Statements. Not later than four months after the close of each fiscal year, and in any case prior to the next annual meeting of shareholders, the Corporation shall prepare (a) a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year, and (b) a profit and loss statement showing the results of its operations during its fiscal year. Upon request in writing or by electronic transmission, the Corporation promptly shall mail or deliver to any shareholder of record a copy of the most recent such balance sheet and profit and loss statement.
ARTICLE TWELVE — AMENDMENTS
12.1     Power to Amend By-Laws. Alterations, amendments, or repeals of the By-Laws may be made by the shareholders, if the notice of such meeting contains a statement of the proposed alteration, amendment, or repeal, or by the Board of Directors by a majority vote of all directors then holding office at any regular or special meeting.
ARTICLE THIRTEEN — RESTRICTIONS ON CERTAIN BUSINESS
COMBINATIONS WITH INTERESTED SHAREHOLDERS
13.1     Governing Authority. The Corporation shall be governed by all of the requirements of Article 11A of the Georgia Business Corporation Code (Sections 14-2-1131, et seq).
13.2     Irrevocability. Article Thirteen of these By-laws shall be irrevocable except as provided in Section 14-2-1133(b) of the Georgia Business Corporation Code.